SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 23, 2004

ATP OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Texas	000-32261	76-0362774
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

4600 Post Oak Place, Suite 200

Houston, Texas 77027

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (713) 622-3311

Item 5. Other Events.

ATP Oil & Gas Corporation has agreed to certain amendments to its senior credit facility.

Amendments to Credit Agreement

As announced in our quarterly report on Form 10-Q for the period ended September 30, 2003, we executed an amendment in November 2003 to our credit agreement that, among other things, contemplated a new $15 million Tranche to be secured by our North Sea oil and gas properties in addition to our U.S. properties. On December 3, 2003, we executed a second amendment to our credit agreement, which implemented the $15 million UK Tranche, with a maturity date of February 16, 2004, implemented a borrowing base coverage test of 150% commencing February 16, 2004, modified several of the financial covenants contained in the credit agreement and added new reporting and compliance covenants and events of default under the credit agreement. We incurred fees of approximately $750,000 in connection with the execution of the second amendment, half of which were paid on December 3, 2003 with the remainder paid February 16, 2004.

On February 23, 2004 we finalized the conditions subsequent to the third amendment to the credit agreement which is effective as of February 16, 2004. The third amendment extended the maturity of the UK Tranche to January 31, 2005, reduced the borrowing base coverage test from 150% of the amounts outstanding under our credit facility to 125%, extended the measuring date for such test from February 16, 2004 to April 30, 2004, imposed a new borrowing base reserve of $14 million at April 30, 2004 and provided waivers for non-compliance with certain financial covenants as of December 31, 2003. As consideration for the execution of the third amendment, we issued warrants which we may repurchase under certain conditions to our lenders to purchase 750,000 shares of our common stock, exercisable at a price of $6.75 per share.

Credit Facility Obligations

In summary, the credit facility which was executed August 13, 2003 and was amended as noted above consists of four Tranches with an aggregate commitment of $125 million secured by substantially all of the company’s U.S. oil and gas properties, the capital stock of our foreign subsidiaries and the company’s UK oil and gas properties. The U.S. portion of the credit facility (up to $110 million) matures in August 2007 and the UK portion ($15 million) now matures on January 31, 2005. Advances under the U.S. portion of the credit facility bear interest at the base rate plus a margin of 1.0% to 8.0%, depending on the amount outstanding. The current average effective interest rate on the domestic facility is approximately 9% per annum. Advances under the UK portion of the credit facility bear interest at the rate of 15% per annum.

The following description summarizes terms of the second and third amendments and is qualified in its entirety by reference to the amendments, copies of which are included as exhibits to this filing.

As noted above, the maturity date of the $15 million UK Tranche was extended from February 16, 2004 to January 31, 2005. During May, June and July 2004 we are required to apply 75% of the net cash proceeds (essentially revenues from production less operating costs) attributable to production from our Helvellyn field to permanently reduce the amounts outstanding under the UK portion of our credit facility. Beginning in August 2004 and extending until the maturity on January 31, 2005, this percentage decreases to 50%. A minimum payment of $500,000 per month will be required during the period May 2004 through maturity; however, the company anticipates that the net cash proceeds percentage will exceed the $500,000 minimum monthly payment.

The U.S. portion of our credit facility is subject to a borrowing base that is reviewed monthly. Since August 13, 2003, the borrowing base under our credit facility has been equal to 65% of the PV10 value of our domestic producing reserves plus 45% of the PV10 value of our domestic developed non-producing reserves plus 30% of the PV10 value of our domestic proved undeveloped reserves, up to a maximum of the lesser of 60% of the value of our domestic developed producing and non-producing reserves and $45 million. On April 1, 2004, the portion of our borrowing base attributed to our domestic proved undeveloped reserves will be reduced to 25% of the value of such properties, with a maximum of the lesser of 50% of the value of our developed reserves and $35 million. On May 1, 2004, the portion of our borrowing base attributed to our domestic proved undeveloped reserves will be further reduced to 20% of the value of such reserves, with a maximum of the lesser of 25% of the value of our developed properties and $25 million. If the outstanding borrowings under the U.S. portion of our credit facility exceed our borrowing base, less applicable availability reserve requirements, we are required to repay such excess immediately. From and after April 30, 2004, we will be subject to a collateral coverage test under which the sum of our borrowing base plus 65% of the PV10 value of the reserves from our Helvellyn field must be greater than 125% of the aggregate amount outstanding under our credit facility. We are also required to reduce the overall size of our existing credit facility in the future by an amount equal to the amount paid by us to satisfy any payment obligations we are ultimately determined to have with respect to our Legacy dispute. With the reclassification of our projects currently being developed from non-producing to proved developed producing reserves, we expect to be able to comply with these requirements. Delays in commencing production on these projects, however, would make it difficult for us to meet these requirements and would require us to reduce the amounts outstanding under our credit facility.

On April 30, 2004 a new $14 million reserve against the US portion of our borrowing base will effectively reduce the available credit for our US proved reserves from a maximum of $105.5 million, after giving effect to the current $4.5 million availability reserve, to $91.5 million, based on the current calculation of our borrowing base. We currently have outstanding $96.0 million under the U.S. portion of our existing credit facility. Changes in the amount and type of reserves reflected on our reserve report will affect the calculation of our borrowing base. In order to satisfy this additional reserve requirement, remain in compliance with our existing credit facility and meet our capital expenditure needs, we expect to require approximately $30 million in additional financing before the end of the first quarter 2004. We are aggressively pursuing additional capital and believe we can be successful in obtaining funding in at least this amount to comply with these requirements or a greater amount to refinance our current credit facility in its entirety, although there can be no assurance. Our inability to execute a capital transaction and to maintain compliance with the covenants under our existing credit facility, or to obtain additional waivers or amendments under that facility, would materially and adversely affect our financial position, results of operations and cash flows.

The third amendment to our credit facility waived non-compliance with the consolidated debt coverage and the minimum consolidated EBITDA requirements applicable for the period ending December 31, 2003. In conjunction with this third amendment, certain EBITDA covenants were reset for the period through April 30, 2004. The company expects that it will be able to comply with these new covenants during such time period.

As consideration for the execution of the third amendment, we issued warrants to our lenders to purchase 750,000 shares of our common stock, exercisable at a price of $6.75 per share. We have the right to repurchase the warrants in whole, but not in part, at any time prior to May 17, 2004 for $750,000, provided that the availability under our credit facility is at least $7.5 million after giving effect to such redemption.

Item 7. Financial Statements and Exhibits.

4.1	Warrant Shares Registration Rights Agreement dated as of February 16, 2004 by and between ATP Oil & Gas Corporation and each of the Holders set forth on the execution pages thereof

4.2	Warrant dated as of February 16, 2004 by and between ATP Oil and Gas Corporation and Ableco Holding LLC

4.3	Warrant dated as of February 16, 2004 by and between ATP Oil & Gas Corporation and Wells Fargo Foothill, Inc.

10.1	Second Amendment to the Second Amended and Restated Financing Agreement dated December 3, 2003, among ATP Oil & Gas Corporation, Ableco Finance LLC, as agent, and Wells Fargo Foothill, Inc. as funding agent

10.2	Third Amendment to the Second Amended and Restated Financing Agreement dated February 16, 2004, among ATP Oil & Gas Corporation, Ableco Finance LLC, as agent, and Wells Fargo Foothill, Inc. as funding agent

99.1	Press release issued February 27, 2004

Item 9. Regulation FD Disclosure.

On February 27, 2004, ATP Oil & Gas Corporation, a Texas corporation, issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATP OIL & GAS CORPORATION

Date: February 27, 2004	By:	/s/ ALBERT L. REESE, JR.

Albert L. Reese, Jr. Senior Vice President and Chief Financial Officer

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